Exhibit 99.1

Eagle Bancorp, Inc. Announces 16% Increase in Net Income for First Quarter of 2017 Over 2016 and Total Assets Exceeding $7 Billion

BETHESDA, Md., April 18, 2017 (GLOBE NEWSWIRE) -- Eagle Bancorp, Inc. (the “Company”) (NASDAQ:EGBN), the parent company of EagleBank, today announced record quarterly net income of $27.0 million for the three months ended March 31, 2017, (basic and diluted earnings per common share of $0.79) a 16% increase over the $23.3 million net income (basic and diluted earnings per common share of $0.70 and $0.68 respectively) for the three months ended March 31, 2016. GAAP net income for the first quarter of 2017 includes a tax benefit associated with new accounting guidance relating to share-based compensation.

Excluding the accounting change described below, net income was $26.5 million for the three months ended March 31, 2017, a 14% increase over the $23.3 million net income for the three months ended March 31, 2016.

Excluding the accounting change, net income per basic common share for the three months ended March 31, 2017 was $0.78 compared to $0.70 for the same period in 2016, an 11% increase and net income per diluted common share for the three months ended March 31, 2017 was $0.77 compared to $0.68 for the same period in 2016, a 13% increase.

“We are very pleased to report our thirty-third consecutive quarter of record earnings, which continued to exhibit positive trends of balance sheet growth, revenue growth, solid asset quality and favorable operating leverage,” noted Ronald D. Paul, Chairman and Chief Executive Officer of Eagle Bancorp, Inc. Mr. Paul added, “in addition to quarterly earnings having increased for each quarter since the fourth quarter of 2008, the Company surpassed $7.0 billion in total assets in the quarter.”

The Company’s performance in the first quarter of 2017 as compared to the first quarter of 2016 was highlighted by growth in total loans of 13% and in total deposits of 12%; by 6% growth in total revenue; by an annualized net charge-off ratio to average loans of 0.04%; by a low level of nonperforming assets to total assets of 0.22% and by further improvement in operating leverage from an already favorable position. For the first quarter in 2017, the efficiency ratio was 40.06%. Mr. Paul added, “at a time when the net interest margins of banks are being challenged given the continuing low interest rate environment, the Company remains committed to emphasizing favorable cost management measures and strong productivity.” The record first quarter earnings resulted in an annualized return on average assets (“ROAA”) of 1.62% (1.59% excluding the accounting change) and an annualized return on average common equity (“ROACE”) of 12.74% (12.51% excluding the accounting change).

In the first quarter of 2017, total loans grew 2.6% over December 31, 2016, and total deposits increased 1.3% over December 31, 2016. Mr. Paul noted, “while both loan and deposit growth experienced seasonally lower growth in the first quarter, the pipeline of loan commitments and new relationship opportunities remains strong. Additionally, the mix of noninterest deposits to total deposits averaged over 32% in the first quarter of 2017.”

The net interest margin was 4.14% for the first quarter of 2017, up 18 basis points from the fourth quarter of 2016 and was due substantially to a higher loan mix, coupled with higher loan yields. As compared to the first quarter in 2016, the net interest margin was 17 basis points lower. Mr. Paul noted, “while we are seeing a higher cost of funds we are also experiencing improved loan yields.” The Company’s net interest income increased 7% in the first quarter of 2017 over 2016 as the Company continues to see good lending opportunities and has continued its emphasis on disciplined pricing for both new loans and funding sources.  The Company believes that it has a superior net interest margin compared to peers, but it is also focused on all factors that contribute to Earnings Per Share (“EPS”) growth.

Total revenue (net interest income plus noninterest income) for the first quarter of 2017 was $73.0 million, or 6% above the $68.9 million of total revenue earned for the first quarter of 2016 and was just 1% below the $74.0 million of revenue earned in the fourth quarter of 2016 due to a lower average balance sheet.

The primary driver of revenue growth for the first quarter of 2017 as compared to the first quarter in 2016 was net interest income growth ($66.9 million versus $62.6 million). Noninterest income declined by 4% in the first quarter 2017 compared to the same period in 2016, due substantially to an OREO net gain of $573 thousand recorded in the first quarter of 2016. Excluding this net gain and gains on sales of investment securities, core noninterest income was $5.6 million in the first quarter of 2017 as compared to $5.1 million for the first quarter of 2016, an increase of 9%. The core increase was attributable to increased gains on sale of residential real estate loans.

During the first quarter of 2017, the Company adopted new accounting guidance for share-based transactions. That guidance requires that all excess tax benefits and tax deficiencies associated with share-based compensation be recognized as income tax expense or benefits in the income statement. Previously, tax effects resulting from changes in EGBN’s stock price subsequent to the grant date were recorded directly to shareholders’ equity at the time of vesting or exercise. The adoption of this new standard (ASU 2016-09) resulted in a $589 thousand, or $0.02 per share, reduction to income tax expense in the first quarter of 2017.

While the Company’s primary focus continues to be on generating spread income, management also looks to residential mortgage banking as well as Small Business Administration (“SBA”) loan activity as components of the Company’s ongoing noninterest income growth opportunities. For the first quarter of 2017, gains on the sale of residential mortgage loans were $2.0 million as compared to $1.2 million for the first quarter of 2016. Sales of SBA guaranteed loans resulted in modest gains of $57 thousand on sales for the first quarter of 2017 versus $243 thousand for the same period in 2016. Quarter to quarter volatility in SBA activity continues. The Company remains committed to this line of business.

Asset quality measures remained solid at March 31, 2017. Net charge-offs (annualized) were 0.04% of average loans for the first quarter of 2017, as compared to 0.09% of average loans for the first quarter of 2016. At March 31, 2017, the Company’s nonperforming loans amounted to $14.4 million (0.25% of total loans) as compared to $21.9 million (0.43% of total loans) at March 31, 2016 and $17.9 million (0.31% of total loans) at December 31, 2016. Nonperforming assets amounted to $15.7 million (0.22% of total assets) at March 31, 2017 compared to $25.8 million (0.42% of total assets) at March 31, 2016 and $20.6 million (0.30% of total assets) at December 31, 2016.

Management continues to remain attentive to any signs of deterioration in borrowers’ financial conditions and is proactive in taking the appropriate steps to mitigate risk, including placing loans on nonaccrual status. Based on a thorough risk analysis and consistent application of allowance methodology, management believes, that its allowance for credit losses, at 1.03% of total loans (excluding loans held for sale) at March 31, 2017, is adequate to absorb potential credit losses within the loan portfolio at that date. The allowance for credit losses was 1.06% at March 31, 2016 and 1.04% of total loans at December 31, 2016. The allowance for credit losses represented 417% of nonperforming loans at March 31, 2017, as compared to 249% at March 31, 2016 and 330% at December 31, 2016.

“The Company’s focus on productivity remained quite strong in the quarter,” noted Mr. Paul. The efficiency ratio of 40.06% reflects management’s ongoing efforts to maintain superior operating leverage. The annualized level of noninterest expenses as a percentage of average assets has declined to 1.73% in the first quarter of 2017 as compared to 1.85% in the first quarter of 2016. A high level of revenue per salaried employee, a stable and well positioned branch network and improved use of technology to achieve heightened productivity have been the major reasons for improved operating leverage. The Company’s goal is to maximize operating performance without inhibiting growth or negatively impacting our ability to service our customers. Mr. Paul further noted, “We continue to maintain strict oversight of expenses, while retaining an infrastructure to remain competitive, support our growth initiatives and manage risk.”

Total assets at March 31, 2017 were $7.09 billion, a 16% increase as compared to $6.13 billion at March 31, 2016, and a 3% increase as compared to $6.89 billion at December 31, 2016. Total loans (excluding loans held for sale) were $5.82 billion at March 31, 2017, a 13% increase as compared to $5.16 billion at March 31, 2016, and a 3% increase as compared to $5.68 billion at December 31, 2016. Loans held for sale amounted to $29.6 million at March 31, 2017 as compared to $45.7 million at March 31, 2016, a 35% decrease, and $51.6 million at December 31, 2016, a 43% decrease. The investment portfolio totaled $499.8 million at March 31, 2017, a 3% increase from the $487.6 million balance at March 31, 2016. As compared to December 31, 2016, the investment portfolio at March 31, 2017 decreased by $38.3 million or 7%.

Total deposits at March 31, 2017 were $5.79 billion compared to deposits of $5.19 billion at March 31, 2016, a 12% increase and $5.72 billion at December 31, 2016, a 1% increase. We continue to work on expanding the breadth and depth of our existing relationships while we pursue building new relationships. Total borrowed funds (excluding customer repurchase agreements) were $291.6 million at March 31, 2017, $69.0 million at March 31, 2016 and $216.5 million at December 31, 2016.

Total shareholders’ equity at March 31, 2017 increased 15%, to $873.0 million, compared to $762.5 million at March 31, 2016, and increased 4%, from $842.8 million, at December 31, 2016. The increase in shareholders’ equity at March 31, 2017 compared to the same period in 2016 was primarily the result of retained earnings. The Company’s capital position remains substantially in excess of regulatory requirements for well capitalized status, with a total risk based capital ratio of 14.97% at March 31, 2017, as compared to 12.87% at March 31, 2016, and 14.89% at December 31, 2016. In addition, the tangible common equity ratio was 10.97% at March 31, 2017, compared to 10.86% at March 31, 2016 and 10.84% at December 31, 2016.

For the three months ended March 31, 2017, the Company reported an annualized ROAA of 1.62% (1.59% excluding the accounting change) as compared to 1.54% for the three months ended March 31, 2016. The annualized ROACE for the three months ended March 31, 2017 was 12.74% (12.51% excluding the accounting change), as compared to 12.39% for the three months ended March 31, 2016.

Net interest income increased 7% for the three months ended March 31, 2017 over the same period in 2016 ($66.9 million versus $62.6 million), resulting from growth in average earning assets of 12%. The net interest margin was 4.14% for the three months ended March 31, 2017, as compared to 4.31% for the three months ended March 31, 2016. The Company believes its net interest margin remains favorable compared to peer banking companies and that its disciplined approach to managing the loan portfolio yield to 5.13% for the first quarter in 2017 has been a significant factor in its overall profitability.

The provision for credit losses was $1.4 million for the three months ended March 31, 2017 as compared to $3.0 million for the three months ended March 31, 2016. The lower provisioning in the first quarter of 2017, as compared to the first quarter of 2016, is due to lower net charge-offs and overall improvement in asset quality, coupled with lower loan growth. Net charge-offs of $623 thousand in the first quarter of 2017 represented an annualized 0.04% of average loans, excluding loans held for sale, as compared to $1.1 million, or an annualized 0.09% of average loans, excluding loans held for sale, in the first quarter of 2016. Net charge-offs in the first quarter of 2017 were attributable primarily to commercial real estate-income producing ($450 thousand) and commercial ($123 thousand) loans.

Noninterest income for the three months ended March 31, 2017 decreased to $6.1 million from $6.3 million for the three months ended March 31, 2016, a 4% decrease, primarily due to a net gain on the sale of OREO in the amount of $573 thousand in March 2016. Gain on sale of loans was $2.0 million for the three months ended March 31, 2017 versus $1.5 million for the same period in 2016. Residential mortgage loans closed were $150 million for the first quarter in 2017 versus $132 million for the first quarter of 2016. Net investment gains were $505 thousand for the three months ended March 31, 2017 compared to $624 thousand for the same period in 2016.

The efficiency ratio, which measures the ratio of noninterest expense to total revenue, was 40.06% for the first quarter of 2017, as compared to 40.80% for the first quarter of 2016. Noninterest expenses totaled $29.2 million for the three months ended March 31, 2017, as compared to $28.1 million for the three months ended March 31, 2016, a 4% increase. Cost increases for salaries and benefits were $558 thousand, due primarily to increased staff and merit increases. Marketing and advertising expense increased by $120 thousand primarily due to costs associated with digital and print advertising and sponsorships. FDIC expenses were $265 thousand lower due to a change to the FDIC insurance premium formula for small institutions effective July 1, 2016.

The effective income tax rate for the first quarter of 2017 was 36.2% (37.6% excluding the accounting change) as compared to 38.2% for the first quarter of 2016 and 39.0% for the fourth quarter of 2016.  Excluding the accounting change, the lower effective rate was due primarily to a lower state income tax apportionment factor.

The financial information which follows provides more detail on the Company’s financial performance for the three months ended March 31, 2017 as compared to the three months ended March 31, 2016 as well as providing eight quarters of trend data. Persons wishing additional information should refer to the Company’s Form 10-K for the year ended December 31, 2016 and other reports filed with the Securities and Exchange Commission (the “SEC”).

About Eagle Bancorp: The Company is the holding company for EagleBank, which commenced operations in 1998. The Bank is headquartered in Bethesda, Maryland, and operates through twenty-one branch offices, located in Montgomery County, Maryland, Washington, D.C. and Northern Virginia. The Company focuses on building relationships with businesses, professionals and individuals in its marketplace.

Conference Call: Eagle Bancorp will host a conference call to discuss its first quarter 2017 financial results on Wednesday, April 19, 2017 at 10:00 a.m. eastern daylight time. The public is invited to listen to this conference call by dialing 1.877.303.6220, conference ID Code is 93184038, or by accessing the call on the Company’s website, www.EagleBankCorp.com. A replay of the conference call will be available on the Company’s website through May 3, 2017.

Forward-looking Statements: This press release contains forward-looking statements within the meaning of the Securities and Exchange Act of 1934, as amended, including statements of goals, intentions, and expectations as to future trends, plans, events or results of Company operations and policies and regarding general economic conditions. In some cases, forward-looking statements can be identified by use of words such as “may,” “will,” “anticipates,” “believes,” “expects,” “plans,” “estimates,” “potential,” “continue,” “should,” and similar words or phrases. These statements are based upon current and anticipated economic conditions, nationally and in the Company’s market, interest rates and interest rate policy, competitive factors, and other conditions which by their nature, are not susceptible to accurate forecast and are subject to significant uncertainty. Because of these uncertainties and the assumptions on which this discussion and the forward-looking statements are based, actual future operations and results in the future may differ materially from those indicated herein. For details on factors that could affect these expectations, see the risk factors and other cautionary language included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 and in other periodic and current reports filed with the SEC. Readers are cautioned against placing undue reliance on any such forward-looking statements. The Company’s past results are not necessarily indicative of future performance.

Eagle Bancorp, Inc.
Consolidated Financial Highlights (Unaudited)
(dollars in thousands, except per share data)
	Three Months Ended March 31,
	2017	2016
Income Statements:
Total interest income	$75,794	$67,807
Total interest expense	8,900	5,217
Net interest income	66,894	62,590
Provision for credit losses	1,397	3,043
Net interest income after provision for credit losses	65,497	59,547
Noninterest income (before investment gains)	5,565	5,666
Gain on sale of investment securities	505	624
Total noninterest income	6,070	6,290
Total noninterest expense	29,232	28,102
Income before income tax expense	42,335	37,735
Income tax expense	15,318	14,413
Net income available to common shareholders	$27,017	$23,322

Per Share Data:
Earnings per weighted average common share, basic	$0.79	$0.70
Earnings per weighted average common share, diluted	$0.79	$0.68
Weighted average common shares outstanding, basic	34,069,528	33,518,998
Weighted average common shares outstanding, diluted	34,284,316	34,104,237
Actual shares outstanding at period end	34,110,056	33,581,599
Book value per common share at period end	$25.59	$22.71
Tangible book value per common share at period end (1)	$22.46	$19.48

Performance Ratios (annualized):
Return on average assets	1.62%	1.54%
Return on average common equity	12.74%	12.39%
Net interest margin	4.14%	4.31%
Efficiency ratio (2)	40.06%	40.80%

Other Ratios:
Allowance for credit losses to total loans (3)	1.03%	1.06%
Allowance for credit losses to total nonperforming loans	416.91%	249.03%
Nonperforming loans to total loans (3)	0.25%	0.43%
Nonperforming assets to total assets	0.22%	0.42%
Net charge-offs (annualized) to average loans (3)	0.04%	0.09%
Common equity to total assets	12.31%	12.44%
Tier 1 capital (to average assets)	11.51%	11.01%
Total capital (to risk weighted assets)	14.97%	12.87%
Common equity tier 1 capital (to risk weighted assets)	10.97%	10.83%
Tangible common equity ratio (1)	10.97%	10.86%

Loan Balances - Period End (in thousands):
Commercial and Industrial	$1,235,832	$1,060,047
Commercial real estate - owner occupied	$638,132	$569,915
Commercial real estate - income producing	$2,538,734	$2,138,091
1-4 Family mortgage	$155,021	$149,159
Construction - commercial and residential	$1,021,620	$1,034,689
Construction - C&I (owner occupied)	$130,513	$87,324
Home equity	$100,265	$110,985
Other consumer	$4,829	$5,661

Average Balances (in thousands):
Total assets	$6,772,164	$6,072,533
Total earning assets	$6,535,926	$5,844,915
Total loans	$5,705,261	$5,070,386
Total deposits	$5,554,402	$5,143,670
Total borrowings	$318,143	$139,324
Total shareholders’ equity	$859,779	$756,916

(1) Tangible common equity to tangible assets (the "tangible common equity ratio") and tangible book value per common share are non-GAAP financial measures derived from GAAP based amounts. The Company calculates the tangible common equity ratio by excluding the balance of intangible assets from common shareholders' equity and dividing by tangible assets. The Company calculates tangible book value per common share by dividing tangible common equity by common shares outstanding, as compared to book value per common share, which the Company calculates by dividing common shareholders' equity by common shares outstanding. The Company considers this information important to shareholders as tangible equity is a measure that is consistent with the calculation of capital for bank regulatory purposes, which excludes intangible assets from the calculation of risk based ratios and as such is useful for investors, regulators, management and others to evaluate capital adequacy and to compare against other financial institutions. The table below provides a reconciliation of these non-GAAP financial measures with financial measures defined by GAAP.

GAAP Reconciliation (Unaudited)
(dollars in thousands except per share data)
	Three Months Ended	Three Months Ended
	March 31, 2017	March 31, 2016
Common shareholders' equity	$873,042	$762,496
Less: Intangible assets	(107,061)	(108,268)
Tangible common equity	$765,981	$654,228

Book value per common share	$25.59	$22.71
Less: Intangible book value per common share	(3.13)	(3.23)
Tangible book value per common share	$22.46	$19.48

Total assets	$7,090,163	$6,131,222
Less: Intangible assets	(107,061)	(108,268)
Tangible assets	$6,983,102	$6,022,954
Tangible common equity ratio	10.97%	10.86%

(2) Computed by dividing noninterest expense by the sum of net interest income and noninterest income.

(3) Excludes loans held for sale.

Eagle Bancorp, Inc.
Consolidated Balance Sheets (Unaudited)
(dollars in thousands, except per share data)

Assets	March 31, 2017	December 31, 2016	March 31, 2016
Cash and due from banks	$11,899	$10,285	$11,856
Federal funds sold	3,222	2,397	14,905
Interest bearing deposits with banks and other short-term investments	464,061	355,481	175,136
Investment securities available for sale, at fair value	499,807	538,108	487,609
Federal Reserve and Federal Home Loan Bank stock	25,573	21,600	17,696
Loans held for sale	29,567	51,629	45,679
Loans	5,824,946	5,677,893	5,155,871
Less allowance for credit losses	(59,848)	(59,074)	(54,608)
Loans, net	5,765,098	5,618,819	5,101,263
Premises and equipment, net	20,535	20,661	17,939
Deferred income taxes	48,203	48,220	41,136
Bank owned life insurance	60,496	60,130	58,974
Intangible assets, net	107,061	107,419	108,268
Other real estate owned	1,394	2,694	3,846
Other assets	53,247	52,653	46,915
Total Assets	$7,090,163	$6,890,096	$6,131,222

Liabilities and Shareholders' Equity
Deposits:
Noninterest bearing demand	$1,831,837	$1,775,684	$1,474,102
Interest bearing transaction	372,947	289,122	219,646
Savings and money market	2,794,030	2,902,560	2,704,249
Time, $100,000 or more	455,830	464,842	409,698
Other time	334,845	283,906	381,951
Total deposits	5,789,489	5,716,114	5,189,646
Customer repurchase agreements	82,160	68,876	66,963
Other short-term borrowings	75,000	-	-
Long-term borrowings	216,612	216,514	68,958
Other liabilities	53,860	45,793	43,159
Total liabilities	6,217,121	6,047,297	5,368,726

Shareholders' Equity
Common stock, par value $.01 per share; shares authorized 100,000,000, shares
issued and outstanding 34,110,056, 34,023,850, and 33,581,599, respectively	339	338	333
Warrant	-	-	946
Additional paid in capital	515,656	513,531	505,338
Retained earnings	358,328	331,311	256,926
Accumulated other comprehensive loss	(1,281)	(2,381)	(1,047)
Total Shareholders' Equity	873,042	842,799	762,496
Total Liabilities and Shareholders' Equity	$7,090,163	$6,890,096	$6,131,222

Eagle Bancorp, Inc.
Consolidated Statements of Income (Unaudited)
(dollars in thousands, except per share data)

	Three Months Ended March 31,
Interest Income	2017	2016
Interest and fees on loans	$72,471	$64,922
Interest and dividends on investment securities	2,833	2,588
Interest on balances with other banks and short-term investments	483	284
Interest on federal funds sold	7	13
Total interest income	75,794	67,807
Interest Expense
Interest on deposits	5,830	4,143
Interest on customer repurchase agreements	38	37
Interest on short-term borrowings	53	-
Interest on long-term borrowings	2,979	1,037
Total interest expense	8,900	5,217
Net Interest Income	66,894	62,590
Provision for Credit Losses	1,397	3,043
Net Interest Income After Provision For Credit Losses	65,497	59,547

Noninterest Income
Service charges on deposits	1,472	1,448
Gain on sale of loans	2,048	1,463
Gain on sale of investment securities	505	624
Increase in the cash surrender value of bank owned life insurance	367	390
Other income	1,678	2,365
Total noninterest income	6,070	6,290
Noninterest Expense
Salaries and employee benefits	16,677	16,119
Premises and equipment expenses	3,847	3,826
Marketing and advertising	894	774
Data processing	2,041	2,014
Legal, accounting and professional fees	1,002	1,063
FDIC insurance	544	809
Other expenses	4,227	3,497
Total noninterest expense	29,232	28,102
Income Before Income Tax Expense	42,335	37,735
Income Tax Expense	15,318	14,413
Net Income Available to Common Shareholders	$27,017	$23,322

Earnings Per Common Share
Basic	$0.79	$0.70
Diluted	$0.79	$0.68

Eagle Bancorp, Inc.
Consolidated Average Balances, Interest Yields And Rates (Unaudited)
(dollars in thousands)

	Three Months Ended March 31,
	2017			2016
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
ASSETS
Interest earning assets:
Interest bearing deposits with other banks and other short-term investments	$269,680	$483	0.73%	$236,131	$284	0.48%
Loans held for sale (1)	29,378	283	3.85%	29,247	273	3.73%
Loans (1) (2)	5,705,261	72,188	5.13%	5,070,386	64,649	5.13%
Investment securities available for sale (2)	526,210	2,833	2.18%	498,187	2,588	2.09%
Federal funds sold	5,397	7	0.53%	10,964	13	0.48%
Total interest earning assets	6,535,926	75,794	4.70%	5,844,915	67,807	4.67%

Total noninterest earning assets	295,545			281,535
Less: allowance for credit losses	59,307			53,917
Total noninterest earning assets	236,238			227,618
TOTAL ASSETS	$6,772,164			$6,072,533

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest bearing liabilities:
Interest bearing transaction	$331,235	$237	0.29%	$189,997	$101	0.21%
Savings and money market	2,690,526	3,865	0.58%	2,755,028	2,519	0.37%
Time deposits	737,777	1,728	0.95%	746,449	1,523	0.82%
Total interest bearing deposits	3,759,538	5,830	0.63%	3,691,474	4,143	0.45%
Customer repurchase agreements	69,628	38	0.22%	70,385	37	0.21%
Other short-term borrowings	31,944	53	0.66%	-	-	-
Long-term borrowings	216,571	2,979	5.50%	68,939	1,037	5.95%
Total interest bearing liabilities	4,077,681	8,900	0.89%	3,830,798	5,217	0.55%

Noninterest bearing liabilities:
Noninterest bearing demand	1,794,864			1,452,196
Other liabilities	39,840			32,623
Total noninterest bearing liabilities	1,834,704			1,484,819

Shareholders’ Equity	859,779			756,916
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$6,772,164			$6,072,533

Net interest income		$66,894			$62,590
Net interest spread			3.81%			4.12%
Net interest margin			4.14%			4.31%
Cost of funds			0.56%			0.36%

(1) Loans placed on nonaccrual status are included in average balances. Net loan fees and late charges included in interest income on loans totaled $4.0 million and $3.8 million for the three months ended March 31, 2017 and 2016, respectively.
(2) Interest and fees on loans and investments exclude tax equivalent adjustments.

Eagle Bancorp, Inc.
Statements of Income and Highlights Quarterly Trends (Unaudited)
(dollars in thousands, except per share data)
	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,	December 31,	September 30,	June 30,
Income Statements:	2017	2016	2016	2016	2016	2015	2015	2015
Total interest income	$75,794	$75,795	$72,431	$69,772	$67,807	$67,311	$63,981	$62,423
Total interest expense	8,900	8,771	7,703	5,950	5,217	4,735	4,896	4,873
Net interest income	66,894	67,024	64,728	63,822	62,590	62,576	59,085	57,550
Provision for credit losses	1,397	2,112	2,288	3,888	3,043	4,595	3,262	3,471
Net interest income after provision for credit losses	65,497	64,912	62,440	59,934	59,547	57,981	55,823	54,079
Noninterest income (before investment gains)	5,565	6,943	6,404	7,077	5,666	6,462	6,039	6,233
Gain on sale of investment securities	505	71	1	498	624	30	60	-
Total noninterest income	6,070	7,014	6,405	7,575	6,290	6,492	6,099	6,233
Salaries and employee benefits	16,677	17,853	17,130	15,908	16,119	15,977	15,383	14,683
Premises and equipment	3,847	3,699	3,786	3,807	3,826	3,970	3,974	4,072
Marketing and advertising	894	944	857	920	774	566	762	735
Merger expenses	-	-	-	-	-	2	2	26
Other expenses	7,814	7,284	7,065	7,660	7,383	8,125	7,284	7,082
Total noninterest expense	29,232	29,780	28,838	28,295	28,102	28,640	27,405	26,598
Income before income tax expense	42,335	42,146	40,007	39,214	37,735	35,833	34,517	33,714
Income tax expense	15,318	16,429	15,484	15,069	14,413	13,485	13,054	12,776
Net income	27,017	25,717	24,523	24,145	23,322	22,348	21,463	20,938
Preferred stock dividends	-	-	-	-	-	62	180	179
Net income available to common shareholders	$27,017	$25,717	$24,523	$24,145	$23,322	$22,286	$21,283	$20,759

Per Share Data:
Earnings per weighted average common share, basic	$0.79	$0.76	$0.73	$0.72	$0.70	$0.67	$0.64	$0.62
Earnings per weighted average common share, diluted	$0.79	$0.75	$0.72	$0.71	$0.68	$0.65	$0.63	$0.61
Weighted average common shares outstanding, basic	34,069,528	33,650,963	33,590,183	33,588,141	33,518,998	33,462,937	33,400,973	33,367,476
Weighted average common shares outstanding, diluted	34,284,316	34,233,940	34,187,171	34,183,209	34,104,237	34,069,786	34,026,412	33,997,989
Actual shares outstanding	34,110,056	34,023,850	33,590,880	33,584,898	33,581,599	33,467,893	33,405,510	33,394,563
Book value per common share at period end	$25.59	$24.77	$24.28	$23.48	$22.71	$22.07	$21.38	$20.76
Tangible book value per common share at period end (1)	$22.46	$21.61	$21.08	$20.27	$19.48	$18.83	$18.10	$17.46

Performance Ratios (annualized):
Return on average assets	1.62%	1.46%	1.50%	1.57%	1.54%	1.50%	1.47%	1.51%
Return on average common equity	12.74%	12.26%	12.04%	12.40%	12.39%	12.08%	11.95%	12.18%
Net interest margin	4.14%	3.96%	4.11%	4.30%	4.31%	4.38%	4.23%	4.33%
Efficiency ratio (2)	40.06%	40.22%	40.54%	39.63%	40.80%	41.47%	42.04%	41.70%

Other Ratios:
Allowance for credit losses to total loans (3)	1.03%	1.04%	1.04%	1.05%	1.06%	1.05%	1.05%	1.07%
Nonperforming loans to total loans (3)	0.25%	0.31%	0.41%	0.40%	0.43%	0.26%	0.30%	0.33%
Allowance for credit losses to total nonperforming loans	416.91%	330.49%	255.29%	264.44%	249.03%	397.95%	347.82%	328.98%
Nonperforming assets to total assets	0.22%	0.30%	0.41%	0.39%	0.42%	0.31%	0.41%	0.44%
Net charge-offs (annualized) to average loans (3)	0.04%	-0.01%	0.14%	0.15%	0.09%	0.18%	0.16%	0.21%
Tier 1 capital (to average assets)	11.51%	10.72%	11.12%	11.24%	11.01%	10.90%	11.96%	12.03%
Total capital (to risk weighted assets)	14.97%	14.89%	15.05%	12.71%	12.87%	12.75%	13.80%	13.75%
Common equity tier 1 capital (to risk weighted assets)	10.97%	10.80%	10.83%	10.74%	10.83%	10.68%	10.48%	10.37%
Tangible common equity ratio (1)	10.97%	10.84%	10.64%	10.88%	10.86%	10.56%	10.46%	10.34%

Average Balances (in thousands):
Total assets	$6,772,164	$6,984,492	$6,492,274	$6,191,164	$6,072,533	$5,907,022	$5,775,283	$5,561,069
Total earning assets	$6,535,926	$6,752,859	$6,264,531	$5,967,008	$5,844,915	$5,675,730	$5,545,398	$5,332,397
Total loans	$5,705,261	$5,591,790	$5,422,677	$5,266,305	$5,070,386	$4,859,391	$4,636,298	$4,499,871
Total deposits	$5,554,402	$5,796,516	$5,353,834	$5,178,501	$5,143,670	$4,952,282	$4,842,706	$4,655,234
Total borrowings	$318,143	$312,842	$300,083	$207,221	$139,324	$168,652	$128,015	$127,582
Total shareholders’ equity	$859,779	$834,823	$809,973	$783,318	$756,916	$757,199	$778,279	$755,541

(1) Tangible common equity to tangible assets (the "tangible common equity ratio") and tangible book value per common share are non-GAAP financial measures derived from GAAP based amounts. The Company calculates the tangible common equity ratio by excluding the balance of intangible assets from common shareholders' equity and dividing by tangible assets. The Company calculates tangible book value per common share by dividing tangible common equity by common shares outstanding, as compared to book value per common share, which the Company calculates by dividing common shareholders' equity by common shares outstanding. The Company considers this information important to shareholders as tangible equity is a measure that is consistent with the calculation of capital for bank regulatory purposes, which excludes intangible assets from the calculation of risk based ratios and as such is useful for investors, regulators, management and others to evaluate capital adequacy and to compare against other financial institutions.
(2) Computed by dividing noninterest expense by the sum of net interest income and noninterest income.
(3) Excludes loans held for sale.

EAGLE BANCORP, INC.
CONTACT:
Michael T. Flynn
301.986.1800